Exhibit 99.1

CYBEX ANNOUNCES Q1 RESULTS

EPS $.03 vs ($.20); SALES UP 18%

MEDWAY, MA, April 22, 2004 — Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the first quarter ended March 27, 2004. Net sales for the quarter were $24,310,000, representing an increase of 18% compared to net sales for the first quarter of 2003 of $20,608,000. Net income for the quarter ended March 27, 2004 was $375,000, or $0.03 per diluted share, compared to a net loss for the first quarter of 2003 of $1,787,000, or $0.20 per diluted share.

John Aglialoro, Chairman and CEO, stated “The first quarter represents a good start to the year. The higher comparative sales reflect our continuing focus on product innovation and differentiation. Our efforts to increase margins also showed results, as gross margins moved into the 37% range.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. Cybex is dedicated to improving exercise performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

-Financial Tables to Follow-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 27, 2004	March 29, 2003
Net sales	$24,310	$20,608
Cost of sales	15,226	13,908

Gross profit	9,084	6,700
As a percentage of sales	37.4%	32.5%
Selling, general and administrative expenses	7,771	7,527

Operating income (loss)	1,313	(827)
Interest expense, net	928	1,017

Income (loss) before income taxes	385	(1,844)
Income tax provision (benefit)	10	(57)

Net income (loss)	375	(1,787)
Preferred stock dividends	122	—

Net income (loss) attributable to common stockholders	$253	$(1,787)

Basic and diluted net income (loss) per share	$.03	$(.20)

Shares used in computing basic net income (loss) per share	8,868	8,831

Shares used in computing diluted net income (loss) per share	9,299	8,831

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 27, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,017	$749
Accounts receivable, net	14,268	13,755
Inventories	7,341	7,910
Prepaid expenses and other	2,007	2,081

Total current assets	24,633	24,495

Property and equipment, net	13,732	14,472
Goodwill	11,247	11,247
Other assets	3,300	3,174

	$52,912	$53,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,554	$12,261
Accounts payable	6,501	7,200
Accrued expenses	9,774	9,916

Total current liabilities	28,829	29,377

Long-term debt	14,688	14,825
Other liabilities	3,055	3,168

Total liabilities	46,572	47,370

Stockholders’ equity	6,340	6,018

	$52,912	$53,388